Exhibit 99.1

Four Oaks Bank Appoints Two New Directors

FOUR OAKS, N.C.--(BUSINESS WIRE)--March 27, 2015--Four Oaks Fincorp, Inc. (OTCQX:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), is proud to announce that, effective March 23, 2015, Kenneth R. Lehman and David H. Rupp were appointed to the Boards of Directors of the Bank and of the Company.

Mr. Lehman is a private investor, attorney and banking entrepreneur. Mr. Lehman was an attorney with the Securities and Exchange Commission from 1988 through 1992, and in 1993, he co-founded a nationally recognized law firm that specialized in securities, mergers and acquisitions, and banking. He retired from that firm in 2002. Since 2003, Mr. Lehman has co-founded three banks and served as a director of several banks and bank holding companies. Over the last five years Mr. Lehman has served as a director of three publicly-traded companies including First Capital Bancorp, Inc., where he has served as a director since 2012, Virginia Commerce Bancorp, Inc., where he has served as a director since November 2009, and Tower Bancorp, Inc., where he served as a director from March 2009 through February 2012.

Mr. Rupp became the Bank’s Executive Vice President, Chief Operating Officer in September 2014 after serving as Senior Vice President, Strategic Project Manager since June 2014. Prior to joining the Bank, he most recently served as Retail Banking and Mortgage President of VantageSouth Bank from 2012 to 2014. From 2009 to 2011, Mr. Rupp served as Chief Executive Officer of Greystone Bank and, from 2008 to 2009, he served as Senior Executive Vice President of Regions Financial Corporation. Prior to his employment with Regions Financial Corporation, Mr. Rupp held various positions at Bank of America and First Union Corporation.

“We are very pleased to have both Ken and David join our board. They each bring with them a great deal of experience in the financial industry that we believe will add significant depth to our board and, in turn, our company. These appointments mark another milestone in our plan to build a strong foundation for the future growth of our company,” said Chairman, President and Chief Executive Officer Ayden R. Lee, Jr.

Four Oaks Bank & Trust Company is a state chartered bank headquartered in Four Oaks, North Carolina, where it was chartered in 1912. The wholly-owned subsidiary of Four Oaks Fincorp, Inc., the single bank holding company trading under the symbol FOFN on the OTCQX Marketplace, the Bank had $820.8 million in assets as of December 31, 2014. The Bank presently operates thirteen branches located in Four Oaks, Clayton, Garner, Smithfield, Benson, Fuquay-Varina, Holly Springs, Wallace, Harrells, Zebulon, Dunn and Raleigh and loan production offices in Southern Pines and in Raleigh, North Carolina.

CONTACT:
Four Oaks Bank & Trust
Pam Ashworth, Vice President, Marketing, 919-255-7662